Exhibit 99.1

Financial Contact:	James S. Gulmi (615) 367-8325
Media Contact:	Claire S. McCall (615) 367-8283
GENESCO REPORTS SECOND QUARTER FISCAL 2007 RESULTS
—Company Reports Second Quarter Diluted EPS of $0.24—
—Revises Guidance for the Balance of Fiscal 2007—
—Announces Additional Share Repurchase Authorization—
NASHVILLE, Tenn., Aug. 24, 2006 — Genesco Inc. (NYSE: GCO) today reported earnings of $5.9 million, or $0.24 per diluted share, for the second quarter ended July 29, 2006. Earnings were $6.8 million, or $0.27 per diluted share, for the second quarter ended July 30, 2005. Earnings for the second quarter of this year included SFAS 123(R) share-based compensation and restricted stock expense of $1.7 million before taxes, or $0.04 per diluted share. Net sales for the second quarter of fiscal 2007 increased 11% to $304 million compared to $275 million for the second quarter of fiscal 2006.
     Genesco Chairman, President and Chief Executive Officer Hal N. Pennington, said, “Strong performances in Journeys and our wholesale businesses helped to offset weakness in the urban market, reflecting an advantage of our diversified operating model. We also continued to execute our store growth plans during the quarter, opening a total of 47 stores, compared with 40 during the second quarter last year, and increasing square footage by 15% compared to a year ago.
     “Net sales in the Journeys Group increased 15% to approximately $137 million in the second quarter. Same store sales increased 5% and footwear unit comps rose 8%. Athletic footwear, led by board sport shoes, sandals and women’s casuals once again performed well, and we expect these trends to continue through the back to school season. We are excited about Journeys’ prospects for the second half of the year, and we believe its product offerings provide an important point of differentiation to its customer. We remain on plan to open a total of 60 Journeys stores in fiscal 2007.
     “Journeys Kidz posted another strong quarter, with total sales up 51% and same store sales up 12% against a 14% comparison last year. We remain on track to open a total of 25 Kidz stores in fiscal 2007 and continue to believe that we can eventually grow this chain to at least 250 stores across the country. Our newest concept, Shi by Journeys, is also performing well. We opened three Shi by Journeys stores during the quarter and now have six stores in operation. Based on the concept’s early success, we now expect to accelerate our Shi by Journeys store opening plans for the balance of fiscal 2007.
     “Net sales at Hat World increased 14% to approximately $79 million and same store sales were flat compared to the same period a year ago. We continued to experience strength in core and fashion-oriented Major League Baseball products, as well as branded action and performance headwear, but this was somewhat offset by softer sales in NCAA and other branded categories like beer and trucker hats. Challenges in the urban market affected the more street fashion-influenced stores while non-urban stores in the group posted a comparable store increase for the quarter. Even with the flat same store sales overall, Hat World generated an 11% operating margin for the quarter, lending support to our strategy of growing Hat World’s highly profitable sales by opening stores. To that end, we now expect to open approximately 100 stores during fiscal 2007, compared to our earlier plan to open 85 to 90 stores. We believe that a solid merchandise position, a promising NFL season, a number of big market MLB teams in the pennant race and an expanded private label and embroidery program all bode well for Hat World in the second half.
     “Net sales for the Underground Station Group, which includes the Jarman stores, were $31 million. Same store sales fell 6% in the second quarter. Same store sales in the Underground Station stores declined 5%, primarily due to weak demand in its men’s athletic business and overall softness in the urban market. Underground Station continued to generate gains in women’s footwear, as well as apparel, accessories and children’s shoes. We expect that Underground Station’s business will remain challenging in the near-term; however, we believe that its growing emphasis on women’s and non-footwear categories will improve the chain’s competitive position in the future.
     “Johnston & Murphy’s net sales increased 2% to $42 million, wholesale sales increased 4% and same store sales for the shops fell 2%. Johnston & Murphy wholesale shipped less off-priced product than in the second quarter last year, which made for a more difficult sales comparison, but benefited margins for the quarter. Feedback on Johnston & Murphy’s product line at the recent

WSA trade show was very positive. We remain focused on executing our strategic plan and leveraging Johnston & Murphy’s powerful brand equity.
     “Second quarter sales of Licensed Brands rose 16% to $16 million and operating income was up 31% to 8% of sales. Dockers Footwear continues to benefit from a growing demand for moderate, dress and dress casual footwear in general and the brand’s growing status in that market.”
     Genesco said that it is revising its fiscal 2007 guidance for the year ending February 3, 2007, to take a more conservative outlook based on the continued challenging trends in the urban markets. The Company now expects sales of approximately $1.45 billion and diluted earnings per share of $2.50 to $2.54 for the year. The earnings per share estimate includes expected SFAS 123(R) share-based compensation and restricted stock expense totaling approximately $0.17 per share.
     Genesco also announced that its board of directors has authorized the use of up to an additional $30 million in cash to repurchase shares of the Company’s common stock from time to time in open market or privately negotiated transactions, depending on market conditions and other factors. The authorization is in addition to a $20 million authorization announced in June 2006. Since announcing the most recent authorization, the Company has used approximately $15.4 million of previous authorizations in open market purchases of approximately 498,000 shares.
     In addition, Genesco announced that it has entered into an amendment to the credit agreement dated as of April 1, 2004, as amended April 10, 2006, governing its revolving credit facility with nine banks. The amendment increased aggregate revolving credit capacity to $105 million from $75 million and raised the limits on the payment of dividends and stock repurchases by the Company.
     This release contains forward-looking statements, including those regarding the Company’s sales and earnings outlook and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include weakness in consumer demand for products sold by the Company, fashion trends that affect the sales or product margins of the Company’s retail product offerings, changes in the timing of holidays or in the onset of seasonal weather affecting period to period sales comparisons, changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, further unfavorable trends in foreign exchange rates and other factors affecting the cost of products, changes in business strategies by the Company’s competitors (including pricing and promotional discounts), the ability to open, staff and support additional retail stores on schedule and at acceptable expense levels and to renew leases in existing stores on schedule and at acceptable expense levels, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation and environmental matters involving the Company. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.
     The Company’s live conference call on August 24, 2006, at 7:30 a.m. (Central time) may be accessed through the Company’s internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.
     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 1,850 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Zone, Cap Factory, Head Quarters and Cap Connection, and on internet websites www.journeys.com, www.journeyskidz.com , www.undergroundstation.com, www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers and Perry Ellis brands. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.

GENESCO INC.
Consolidated Earnings Summary

	Three Months Ended		Six Months Ended
	July 29,	July 30,	July 29,	July 30,
In Thousands	2006	2005	2006	2005

Net sales	$304,301	$275,168	$619,319	$561,253
Cost of sales	150,911	136,210	304,560	275,742
Selling and administrative expenses	140,619	124,948	282,485	252,204
Restructuring and other, net	480	177	589	3,044

Earnings from operations	12,291	13,833	31,685	30,263
Interest expense, net	2,160	2,568	4,074	5,272

Earnings before income taxes from continuing operations	10,131	11,265	27,611	24,991

Income tax expense	4,187	4,499	11,001	9,799

Earnings from continuing operations	5,944	6,766	16,610	15,192

Earnings from (provision for) discontinued operations	—	—	(189)	65

Net Earnings	$5,944	$6,766	$16,421	$15,257
Earnings Per Share Information

	Three Months Ended		Six Months Ended
	July 29,	July 30,	July 29,	July 30,
In Thousands (except per share amounts)	2006	2005	2006	2005

Preferred dividend requirements	$64	$69	$128	$142

Average common shares — Basic EPS	22,988	22,702	23,015	22,613

Basic earnings per share:
Before discontinued operations	$0.26	$0.29	$0.72	$0.67
Net earnings	$0.26	$0.29	$0.71	$0.67

Average common and common equivalent shares — Diluted EPS	27,340	27,142	27,388	27,020

Diluted earnings per share:
Before discontinued operations	$0.24	$0.27	$0.65	$0.60
Net earnings	$0.24	$0.27	$0.64	$0.61

GENESCO INC.
Consolidated Earnings Summary

	Three Months Ended		Six Months Ended
	July 29,	July 30,	July 29,	July 30,
In Thousands	2006	2005	2006	2005

Sales:
Journeys	$136,669	$118,928	$278,169	$247,772
Underground Station Group	30,917	32,186	70,873	72,022
Hat World	78,506	69,055	149,194	131,202
Johnston & Murphy	41,916	41,008	85,947	82,516
Licensed Brands	16,116	13,916	34,915	27,608
Corporate and Other	177	75	221	133

Net Sales	$304,301	$275,168	$619,319	$561,253

Operating Income (Loss):
Journeys	$7,935	$6,951	$21,086	$20,719
Underground Station Group	(1,747)	(681)	658	1,935
Hat World	8,617	9,258	14,624	14,740
Johnston & Murphy	2,484	2,418	5,307	4,948
Licensed Brands	1,335	1,018	3,064	1,764
Corporate and Other*	(6,333)	(5,131)	(13,054)	(13,843)

Earnings from operations	12,291	13,833	31,685	30,263
Interest, net	2,160	2,568	4,074	5,272

Earnings before income taxes from continuing operations	10,131	11,265	27,611	24,991
Income tax expense	4,187	4,499	11,001	9,799

Earnings from continuing operations	5,944	6,766	16,610	15,192
Earnings from (provision for) discontinued operations	—	—	(189)	65

Net Earnings	$5,944	$6,766	$16,421	$15,257

*	Includes $0.5 million and $0.6 million of other charges in the second quarter and six months of Fiscal 2007, respectively, primarily for asset impairments. Includes $0.2 million and $0.4 million of other charges for asset impairment and lease terminations in the second quarter and six months of Fiscal 2006, respectively, and a $2.6 million charge for a litigation settlement in the first six months of Fiscal 2006.

GENESCO INC.
Consolidated Balance Sheet

	July 29,	July 30,
In Thousands	2006	2005

Assets
Cash and cash equivalents	$19,360	$38,848
Accounts receivable	19,293	17,762
Inventories	331,439	270,688
Other current assets	31,313	23,747

Total current assets	401,405	351,045

Property and equipment	204,419	173,316
Other non-current assets	156,285	159,588

Total Assets	$762,109	$683,949

Liabilities and Shareholders’ Equity
Accounts payable	$144,954	$114,837
Current portion — long-term debt	—	—
Other current liabilities	55,212	53,923

Total current liabilities	200,166	168,760

Long-term debt	129,250	151,250
Other long-term liabilities	76,173	70,608
Shareholders’ equity	356,520	293,331

Total Liabilities and Shareholders’ Equity	$762,109	$683,949

GENESCO INC.
Retail Units Operated — Six Months Ended July 29, 2006

	Balance				Balance				Balance
	01/29/05	Open	Conv	Close	01/28/06	Open	Conv	Close	07/29/06

Journeys	695	71	0	5	761	46	0	1	806
Journeys	654	60	0	4	710	27	0	1	736
Journeys Kidz	41	10	0	1	50	14	0	0	64
Shi by Journeys	0	1	0	0	1	5	0	0	6
Underground Station Group	229	21	0	21	229	7	0	5	231
Underground Station	165	21	2	8	180	7	2	0	189
Jarman Retail	64	0	(2)	13	49	0	(2)	5	42
Hat World	552	96	0	7	641	49	0	5	685
Johnston & Murphy	142	5	0	5	142	7	0	1	148
Shops	107	4	0	4	107	3	0	1	109
Factory Outlets	35	1	0	1	35	4	0	0	39

Total Retail Units	1,618	193	0	38	1,773	109	0	12	1,870

Retail Units Operated — Three Months Ended July 29, 2006

	Balance				Balance
	04/29/06	Open	Conv	Close	07/29/06

Journeys	790	16	0	0	806
Journeys	730	6	0	0	736
Journeys Kidz	57	7	0	0	64
Shi by Journeys	3	3	0	0	6
Underground Station Group	232	2	0	3	231
Underground Station	186	2	1	0	189
Jarman Retail	46	0	(1)	3	42
Hat World	660	27	0	2	685
Johnston & Murphy	147	2	0	1	148
Shops	109	1	0	1	109
Factory Outlets	38	1	0	0	39

Total Retail Units	1,829	47	0	6	1,870

Constant Store Sales

	Three Months Ended		Six Months Ended
	July 29,	July 30,	July 29,	July 30,
	2006	2005	2006	2005

Journeys	5%	6%	3%	7%
Underground Station Group	-6%	9%	-5%	9%
Underground Station	-5%	12%	-3%	12%
Jarman Retail	-11%	1%	-10%	2%
Hat World	0%	4%	0%	5%
Johnston & Murphy	-3%	9%	-1%	6%
Shops	-2%	9%	0%	6%
Factory Outlets	-6%	6%	-3%	4%

Total Constant Store Sales	1%	7%	1%	7%